Exhibit 10.12

Second Amended and Restated

Employment Agreement

between

PBF Investments LLC

and

Thomas D. O’Malley

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of                     , 2012 is by and between PBF Investments LLC, a Delaware limited liability company (the “Company”), and Thomas D. O’Malley (“Executive”).

RECITALS

WHEREAS, the Company is an indirect wholly-owned subsidiary of PBF Energy Company LLC;

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement effective as of January 1, 2011 (as amended, the “Prior Agreement”);

WHEREAS, the Company and Executive desire to amend the Prior Agreement in certain respects;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept such continued employment upon the terms and conditions contained in this Agreement; and

WHEREAS, the Company and Executive desire that effective on and after the date hereof, this Agreement shall replace and supersede the Prior Agreement and that the Prior Agreement shall be of no force and effect.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Term of Employment/Location. Subject to the provisions of Section 8, Executive’s employment with the Company pursuant to this Agreement shall commence on                     , 2012 (the “Start Date”) and shall continue under this Agreement until                     , 2013 (the “Stated Term”) on the terms and subject to the conditions set forth in this Agreement; provided, that the Stated Term automatically shall be renewed by successive one-year periods (each, a “Renewal Period”) unless either party notifies the other party at least 30 days prior to the expiration of the then applicable Stated Term that the Stated Term shall not be renewed beyond the expiration of such then applicable Stated Term (the “Non-Renewal Notice”). The Stated Term including any Renewal Period may also be terminated prior to the expiration thereof in accordance with Section 8; provided that the provisions of Sections 9, 10 and 11 shall survive any termination of this Agreement or Executive’s termination of employment hereunder. The term “Employment Term” means the period from the Start Date until the expiration or termination of the Stated Term (including any applicable Renewal Period) pursuant to this Section 1. Executive’s office location is the Company’s West Palm Beach, Florida office and that will be his office during the term of this Agreement.

2. Position.

(a) At the start of the Employment Term, Executive shall serve as the Executive Chairman of the Board of Directors of the Company and its direct and indirect parents (including PBF Energy Inc.), subsidiaries and affiliates (collectively, the “PBF Companies”) as his primary occupation. Executive shall also serve in such positions for the PBF Companies as determined by the Board of Directors of PBF Energy Inc. (the “Board”), provided however, the only compensation paid to Executive shall be through this Agreement. In such positions, Executive shall have such duties and authority that are customary for those positions of companies of the size, type and nature of the Company. Executive acknowledges that during the Employment Term, he may spend a significant amount of his time traveling for purposes of Company business. Executive acknowledges that as an exempt member of management he will neither be paid for any overtime or excess time for hours exceeding the regular working hours per week nor for additional time for weekend work. The base salary of Executive as set forth in this Agreement covers the remuneration of any extra hours or weekend work.

(b) Executive shall devote an appropriate amount of time and energy to the business and affairs of the PBF Companies and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless the Company consents to Executive’s involvement in such business activity in writing. In addition, this restriction shall not be construed as preventing Executive from investing his assets in a form or manner that will not require Executive’s services in the operation of any of the companies in which such investments are made. Executive may also serve on boards of directors and other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld, delayed or conditioned, so long as such service does not materially interfere with Executive’s obligations hereunder or violate Sections 9 and 10 hereof. The Board has already consented to Executive serving as the Chairman of the Board of Trustees of Manhattan College and as an advisor to Swiss investment company Sofa AG.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $        , payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. With respect to each calendar year of the Company ending during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in accordance with the cash incentive compensation plan of the PBF Companies on the same basis as those awards are generally made available to other senior executives of the Company. The cash incentive compensation plan and any amounts thereunder to be paid to Executive shall be determined in the discretion of the Board. Any Annual Bonus earned in respect of a calendar year shall be paid in a cash lump sum no later than March 15 of the following calendar year.

5. Incentive Programs. Executive has the option of investing in the PBF Companies and the terms of any such investment are set forth in separate agreements between Executive and applicable PBF Companies. Executive shall also be entitled to grants of equity-based compensation (“Equity Awards”) under any incentive compensation program that may be adopted by the Board on the same basis as those benefits are generally made available to other senior executives of the Company. Any such grants shall be made at the discretion of the Board and the terms of such grants shall be set forth in the Long Term Incentive plan documents.

6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in any employee benefit plans (which term does not include bonus or incentive compensation plans) in which employees of the Company are eligible to participate (other than any severance pay plan generally offered to all employees of the Company) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7. Business Expenses.

During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policy following presentation by Executive of proof of such expenses. Executive shall be entitled to reimbursement for business travel using his personal aircraft owned through 936MP LLC. This aircraft, a G450, will operate under charter through Executive Jet Management, a part 13S operator managing the aircraft. The charter rate will be the lowest rate this aircraft is chartered to third parties. Executive may include his spouse and other family members or friends on such flights provided Executive pays the then prevailing first class air fare for extra passengers traveling between the same locations. In the event Executive is required to travel for Company business purposes, Executive’s spouse may accompany Executive without additional expense. Executive’s flight crew and their spouses may travel without additional charge if approved by Executive. All other business travel accommodations shall be first class. The Company shall reimburse reasonable business expenses incurred by Executive in the performance of Executive’s duties promptly, but in any case no later than the earlier of (i) the end of the year following the year in which such expenses are incurred or (ii) 30 days from expense report submission.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company or by Executive at any time and for any reason. Upon any termination of Executive’s employment during the Employment Term or any annual non-renewal, the Employment Term shall automatically terminate. Upon termination of Executive’s employment for any reason, Executive agrees to resign as of the date of such termination and, to the extent applicable, from any boards (and committees thereof) of the PBF Companies or any of their affiliates. If the Executive is terminated by the Company for Cause, such termination shall be effective immediately. Executive shall give 30 days’ written notice to the Company in accordance with Section 12(g) hereof in the event Executive intends to terminate his employment without Good Reason. Notwithstanding any other provision of this Agreement (other than Section 12(h)), the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) Termination For Cause; Without Good Reason; Non-Renewal by Executive. Upon termination of Executive’s employment hereunder (x) by the Company for Cause or (y) by Executive without Good Reason, including due to Executive’s election not to renew the Employment Term, Executive shall be entitled to receive:

(i) accrued, but unpaid Base Salary, earned through the date of termination;

(ii) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and

(iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with this Agreement prior to the date of Executive’s termination; and

(iv) such Employee Benefits, if any, as to which Executive may be entitled pursuant to the terms governing such Employee Benefits; and

(v) the right to exercise any vested Equity Awards in accordance with the terms set forth in any Long Term Incentive plan documents;

(collectively, the “Accrued Rights”) and, following such termination of Executive’s employment and payment by the Company of the Accrued Rights, Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth under provisions of this Agreement under which future benefits may be provided, under any other agreements as referenced above in Sections 5 and 6 and any Long Term Incentive compensation program. Amounts payable under (i), (ii) and (iii) above shall be paid no later than March 15 of the calendar year immediately following the year of Executive’s termination of employment.

(b) Disability or Death. Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability by such physician made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Upon termination of Executive’s employment hereunder for either death or Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive:

(i) the Accrued Rights;

(ii) a pro rata portion of Executive’s target Annual Bonus for the fiscal year in which Executive’s termination occurs, calculated as the total amount of such target Annual Bonus for the full year multiplied by the number of months or partial months of Executive’s employment during the year of Executive’s termination divided by 12, payable pursuant to Section 4 as if Executive’s employment had not terminated; provided, in the event of Executive’s termination on account of Disability, Executive has executed and delivered (and not revoked) the Release (as hereinafter defined) within the time period specified in Section 12(h); and

(iii) a cash lump sum payment equal to the greater of (A) one-half of Executive’s Base Salary as in effect on the date of Executive’s termination, or (B) one-half of the aggregate amount of Base Salary that Executive would have received had the Employment Term continued until the end date specified in Section 1 hereof, payable on the 60th day following the date of Executive’s death or termination on account of Disability; provided, in the event of Executive’s termination on account of Disability, Executive has executed and delivered (and not revoked) the Release within the time period specified in Section 12(h).

(iv) Following such termination of Executive’s employment and, if required, payment of the amounts set forth in this Section 8(b), neither Executive nor Executive’s estate, as applicable, shall have any further rights to any compensation or any other benefits under this Agreement, except as set forth under provisions of this Agreement under which future benefits may be provided, under any other agreements as referenced above in Section 5 and any Long Term Incentive compensation program.

(c) Termination In Other Circumstances. If Executive’s employment is terminated at any time (x) during the Employment Term (other than 6 months’ prior to or within one year subsequent to the consummation of a Change in Control) (I) without Cause (other than by reason of death or Disability) by the Company, or (II) for Good Reason by Executive or (y) due to the Company’s election not to renew the Employment Term, Executive shall be entitled to receive:

(i) the Accrued Rights;

(ii) a cash lump sum payment equal to 1.5 times Executive’s Base Salary as in effect on the date of termination, payable on the 60th day following the date of Executive’s termination of employment; provided, however, that receipt of such amount will be subject to Executive executing and delivering (and not revoking) the Release on or prior to the 21st day or the 45th day, as applicable, following the date on which his employment with the Company terminates and he is given an execution version of the Release; and

(iii) continuation for a period of 1 year and 6 months of Executive’s and his dependent’s health (medical, dental and vision) benefits if Executive was enrolled in such benefits at the time of termination and otherwise remains eligible for such benefits and continues to pay the Executive’s portion of the monthly cost of such benefits, provided, that at the end of such 1 year and 6 month period of benefit continuation, as long as the Company will not be subject to any taxes, fines or penalties under applicable law as a result thereof, Executive shall then be entitled to the full period of benefits then allowed under COBRA at Executive’s sole expense.

Following such termination of Executive’s employment and, if required, payment of the amounts set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth under provisions of this Agreement under which future benefits may be provided, under any other agreements as referenced above in Section 5 and any Long Term Incentive compensation program.

Executive may retire in July of 2016 or anytime thereafter and receive the same benefits set forth above in Sections 8(c)(i), (ii) and (iii). Executive shall not be entitled to any such retirement benefits prior to July 2016.

(d) Definitions. For purposes of this Section 8, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean (A) Executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the Company to Executive of such failure, (B) Executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, including fraud or dishonesty against the Company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or any of its affiliates, other than an act or omission that was committed or omitted by Executive in the good faith belief that it was in the best interest of the Company, (D) a breach of Section 12(i) hereof, or (E) Executive’s breach of the provisions of Section 9 or 10 of this Agreement.

(ii) “Change in Control” shall mean (A) any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than one or more of the Excluded Entities) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the combined voting power of PBF Energy Inc.’s then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise); (B) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of PBF Energy Inc. and its subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities); (C) a merger, consolidation or reorganization of PBF Energy Inc. (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which the stockholders of PBF Energy Inc., immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization); (D) the complete liquidation or dissolution of PBF Energy Inc.; or (E) other than as expressly provided for in that certain Stockholders’ Agreement by and among PBF Energy Inc. and the Investor Parties named therein (as the same may be amended, modified or supplemented from time to time), during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of PBF Energy Inc. was approved by a vote of a majority of the directors of PBF Energy Inc. then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

(iii) “Excluded Entity” shall mean any of the following: (A) The Blackstone Group L.P. and any of its Affiliates including Blackstone PB Capital Partners V L.P., Blackstone PB Capital Partners V Subsidiary L.L.C., Blackstone PB Capital Partners V-AC L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., Blackstone Participation Partnership V USS L.P. and their respective general partners, Blackstone Group Management L.L.C., Blackstone, Blackstone Management Associates V USS L.L.C. and BCP V USS Side-by-Side GP L.L.C.; (B) First Reserve Management, L.P. and any of its Affiliates, including FR PBF Holdings LLC and FR PBF Holdings II LLC; (C) PBF Energy Inc. and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by PBF Energy Inc.; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(iv) “Good Reason” shall mean, without Executive’s consent, (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, if any, when due hereunder, (B) any adverse, substantial and sustained diminution in Executive’s authority or responsibilities by the Company from those described in Section 2 hereof, (C) the Company requiring a change in the location for performance of Executive’s employment responsibilities hereunder to a location more than 50 miles from the Company’s office location in West Palm Beach, Florida (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the Company of the Agreement; provided, that the events described in clauses (A), (B), (C) and (D) of this Section 8(d)(iv) shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event described in clauses (A), (B), (C) and (D) of this Section 8(d)(iv) on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(v) “target Annual Bonus” shall mean that level of Annual Bonus achieved at one times the Base Salary.

(e) Change in Control. In the event of a termination of Executive’s employment 6 months’ prior to, or within one year subsequent to the consummation of, a Change in Control (I) without Cause (other than by reason of death or Disability) by the Company, (II) for Good Reason by Executive, or (III) due to the Company’s election not to renew the Employment Term, Executive shall be entitled to receive:

(i) the Accrued Rights;

(ii) a cash lump sum payment equal to 2.99 times Executive’s Base Salary as in effect on the date of termination, payable on the 60th day following the date of Executive’s termination of employment; provided, however, that receipt of such amount will be subject to Executive executing and delivering (and not revoking) the Release on or prior to the 21st day or the 45th day, as applicable, following the date on which his employment with the Company terminates and he is given an execution version of the Release;

(iii) immediate vesting and exercisability of any outstanding Equity Awards, warrants and Series B Units; and

(iv) continuation for a period of 2 years and 11 months of Executive’s and his dependent’s health (medical, dental and vision) benefits if Executive was enrolled in such benefits at the time of termination and otherwise remains eligible for such benefits and continues to pay the Executive’s portion of the monthly cost of such benefits, provided, that at the end of such 2-year and 11-month period of benefit continuation, as long as the Company will not be subject to any taxes, fines or penalties under applicable law as a result thereof, Executive shall then be entitled to the full period of benefits then allowed under COBRA at Executive’s sole expense.

(v) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payments or benefits provided for in Section 8(e) or otherwise is or would be, if not for this Section 8(e)(v), subject to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the payments or benefits provided to the Executive shall be reduced (but not below zero) if and only to the extent necessary so a reduction in the total payments under this Section 8(e) would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes as well as any Excise Tax) than if the Executive received the entire amount of such payment. If there is a reduction of the payments or benefits, such reduction shall occur as mutually agreed upon by the Company and the Executive. Any determination required under this Section 8(e)(v) shall be made in writing by the independent public accountant of the Company (the “Accountants”), at the expense of the Company, and whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 8(e)(v), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

Following such termination of Executive’s employment and, if required, payment of the amounts set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as set forth under provisions of this Agreement under which future benefits may be provided, under any other agreements as referenced above in Section 5 and any Long Term Incentive compensation program.

9. Restrictive Covenants.

(a) Non-Competition. Executive shall not, at any time beginning on the Start Date and ending on the date that is six months following Executive’s termination of employment for any reason (such period, the “Non-Compete Period”), be a more than 5% shareholder, director, officer or employee of any person, firm, corporation, partnership or business that engages in a business which competes directly with the Business (as defined below).

(b) Non-Solicitation. During the Non-Compete Period, Executive shall not directly recruit or otherwise solicit or induce any senior executive employee of the Company to terminate his or her employment with the Company or any of the Company’s affiliates in order to be hired by Executive in a business which competes directly with the Business; provided, however, that general solicitation or advertising for employment by Executive shall not be prohibited by this Section 9(b).

(c) Non-Disparagement. During Executive’s employment and at any time following his termination, Executive agrees not to disparage, either orally or in writing, in any material respect the Company or any of their affiliates.

(d) Reformation. In the event the terms of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e) Business. As used in Sections 9 and 10 hereof, the term “Business” shall mean the crude oil refining business in the specific geographic areas in which the Company’s oil refining operations primarily conduct business at the date of Executive’s termination.

(f) Change in Control. Notwithstanding any other provision herein, this Section 9 shall be null and void upon a Change in Control.

10. Non-Disclosure of Confidential Information.

(a) Protection of Confidential Information. All items of information, documents (including electronically stored documents like email), and materials pertaining to the business and operations of the Company that are not made public by the Company through authorized means will be considered confidential (hereafter, “Confidential Information”). Confidential Information includes, but is not limited to, customer lists, business referral source lists, internal cost and pricing data and analysis, marketing plans and strategies, personnel files and evaluations, financial and accounting data, operational and other business affairs and methods, contracts, technical data, know-how, trade secrets, computer software and other proprietary and intellectual property, and plans and strategies for future developments relating to any of the foregoing. Except in connection with the faithful performance of Executive’s duties hereunder or as permitted pursuant to Section 10(c), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Confidential Information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company or any of its successors.

(b) Return of Confidential Information. Upon termination of Executive’s employment with the Company for any reason, Executive upon the request of the Company will promptly either destroy or deliver to the Company any and all Confidential Information in Executive’s possession and any other documents concerning the customers, business plans, marketing strategies, products or processes of the Company.

(c) No Prohibition. Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (provided Executive gives reasonable notice thereof and makes reasonably available to the Company and its counsel the documents and other information sought and assists such counsel, at the Company’s expense, in resisting or otherwise responding to such order or process), (ii)

disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that, through no act of Executive in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, is generally available to the public, is in the public domain at the time of disclosure or is available from other sources.

11. Specific Performance. Executive acknowledges and agrees that remedies at law available to the Company for a breach or threatened breach of any of the provisions of Sections 9 or 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters herein (including, without limitation, Executive’s compensation, benefits and severance) and supersedes all prior agreements (including, without limitation, the Predecessor Agreement which shall be of no force and effect upon this Agreement becoming effective), understandings, memoranda, term sheets, conversations and negotiations. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company with Executive’s consent, such consent not to be unreasonably withheld, to a person or entity that is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity as applicable.

(f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of Executive.

(g) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or five days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	PBF Investments LLC 222 Lakeview Avenue, Suite 1510 West Palm Beach, FL 33401

If to Executive:

(h) Release. As a condition of receipt of the benefits described in Sections 8(b)(ii), 8(b)(iii), 8(c)(ii) and 8(e)(ii), as applicable, Executive must execute the full and complete release of the PBF Companies and certain related entities or persons thereof in substantially the form attached hereto as Exhibit A (the “Release”) from any and all claims which Executive may then have for whatever reason or cause in connection with Executive’s employment and the termination thereof (other than those obligations specifically set out in this Agreement, any indemnification agreement, the indemnification provisions in the Company’s governing documents, and the obligations of the Company and such related entities to the extent that the documents providing for such obligations specifically provide that the obligations are in addition to obligations under this Agreement), and deliver the Release to the Company on or prior to the 21st day or the 45th day, as applicable, following the date on which his employment with the Company terminates and he is given an execution version of the Release, and Executive shall not revoke the same within the seven-day period following its execution.

(i) Arbitration. Any dispute with regard to the enforcement of this Agreement or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of equitable relief in accordance with applicable law under Section 11 hereof, shall be exclusively resolved by a single experienced arbitrator licensed to practice law in the State of New York, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of AAA with the arbitrator applying the substantive law of the State of New York as provided for under

Section 12(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration.

(j) Executive Representation. Executive hereby represents to the Company that (i) he has duly executed and delivered this Agreement, and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy or government or court order to which Executive is a party or otherwise bound.

(k) Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder. The Company shall provide Executive with a reasonable stipend of not less than $2,000.00 per day and shall reimburse Executive for reasonable expenses incurred as a result of Executive’s cooperation with the Company. Notwithstanding anything to the contrary herein, this provision shall survive any termination of this Agreement.

(l) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m) Indemnification, Insurance and Related Matters. During the Employment Term and for so long as there exists potential for liability thereafter with regard to the Executive’s activities during the Employment Term on behalf of the PBF Companies (regardless of whether as an employee, officer, or member of the Board or in any other capacity on behalf of the PBF Companies), the Company shall indemnify, defend and hold harmless the Executive on terms and conditions no less favorable than any of the PBF Companies provides at any time during the Employment Term or afterwards to its other executive officers and members of the Board. During the Employment Term and for six (6) years thereafter, the Executive shall be entitled, at the Company’s expense, to the same directors’ and officers’ liability insurance coverage that any of the PBF Companies provides generally to its other executive officers and members of the Board, as may be amended from time to time, provided that such insurance coverage following the Employment Term shall be on terms and conditions no less favorable to the Executive than those in effect at the expiration or termination of the Employment Term. The rights provided by this Section 12(m) shall be in addition to any other rights to which Executive may be entitled under any of the organizational documents of any of the PBF Companies, any agreement, pursuant to any vote of the holders of equity interests or securities of any of the PBF Companies, as a matter of law or otherwise.

(n) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following the Executive’s termination of employment if the Company determines, in its good faith judgment, that paying such amounts at the time or times contemplated by this Agreement would cause the Executive to incur an additional tax under Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section 12(n)). If the payment of any amounts are delayed as a result of the previous sentence, (i) the Company will create a U.S. irrevocable grantor trust with the funds to be held for the benefit of the Executive, known as a “rabbi trust” and contribute to it any amounts subject to the delay as soon as is practicable, and (ii) on the first business day following the earlier of Executive’s death or the end of the six-month period, the Company will pay Executive a lump sum amount equal to the amounts that would have otherwise been previously paid to Executive under this Agreement during such six-month period, plus accrued interest on such amounts at a rate of 4.5% per annum for the period beginning on the date of Executive’s termination of employment through the payment date. Thereafter, payments will resume in accordance with this Agreement.

(ii) It is the intent of the Company that the provisions of this Agreement comply with Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated consistent with such requirements of Section 409A to avoid application of penalty taxes under Section 409A to the extent reasonably practicable. In the event that following the Start Date the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive shall work together to attempt to reach mutual agreement to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A, provided however, without Executive’s consent the economic benefit to Executive may not be diminished, reduced or delayed, and the Company is not required to take any action under this sentence other than that specially provided herein, and provided, further that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. In addition, the Executive may (but shall not be entitled to) become the beneficiary of a separate indemnity agreement with the Company related to certain liabilities for taxes, including those arising under Section 409A.

(iii) All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits under this Agreement, other than with respect to medical benefits provided under Sections 6 and 8, during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (B) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PBF INVESTMENTS LLC	EXECUTIVE

By:	By:
Name:	Name:	Thomas D. O’Malley
Title:	Title:	Executive Chairman of the Board of Directors

EXHIBIT A

AGREEMENT AND RELEASE

This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and PBF INVESTMENTS LLC, a Delaware limited liability company (the “Company”), in connection with the Employment Agreement between you and the Company dated as of [December     ], 2012 (as subsequently amended, the “Employment Agreement”). You have [    ] days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this [    ] day period, you are not to sign it prior to             , 20    .

1. Definitions.

(a) “Released Parties” means the Company, PBF Energy Company LLC, PBF Energy Inc. and their past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.

(b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.

2. Consideration. The Company agrees to pay you the consideration set forth in Sections 8(b)(ii), 8(b)(iii), 8(c)(ii), and/or 8(e)(ii), as applicable, of the Employment Agreement. The Company will make the payment(s) to you on the sixtieth (60) day following the date of your termination of employment, provided that you sign this Release (and return it to the Company) on or prior to the [21st][45th] day following the date your employment terminates and you are given an execution version of this Release and do not revoke this Release within the seven (7) day period following its execution. You acknowledge that any payment that the Company makes to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make such payment to you.

3. Release of Claims.

(a) You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.

(b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national origin, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

(c) In furtherance of this Release, you represent that as of the date you entered into this Release neither you nor anyone acting on your behalf has brought any Claims against any of the Released Parties in or before any court, administrative agency or arbitral authority and you hereby waive any relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any Claims waived pursuant to this Release.

4. Acknowledgment. You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.

5. Applicable Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

6. Arbitration. Any dispute with regard to the enforcement of the Employment Agreement or this Release or any matter relating to the employment of Executive by the Company including but not limited to disputes relating to claims of employment discrimination, alleged torts or any violation of law other than the seeking of equitable relief in accordance with applicable law under Section 11 of the Employment Agreement, shall be exclusively resolved by a single experienced arbitrator licensed to practice law in the State of New York, selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of AAA with the arbitrator applying the substantive

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law of the State of New York as provided for under Section 5 of this Release. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys fees and disbursements and other costs of the arbitration.

7. Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

PBF INVESTMENTS LLC	EMPLOYEE

By:	By:
Name:	Name:	Thomas D. O’Malley
Title:	Title:	Executive Chairman of the Board of Directors